Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of _______________ , 2023 by and between Adlai Nortye Ltd., an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company”) and _____________________, an individual with _______________ [passport/ID number] _________________________  (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive and to assure itself of the services of the Executive during the term of Employment (as defined below) and under the terms and conditions of the Agreement;

WHEREAS, the Executive desires to be employed by the Company during the term of Employment and under the terms and conditions of the Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive agree as follows:

1.	EMPLOYMENT

The Company hereby agrees to employ the Executive and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth (the “Employment”).

2.	TERM

Subject to the terms and conditions of the Agreement, the initial term of the Employment shall be _______________ years, commencing on _______________, 2023 (the “Effective Date”) and ending on _______________, 2024 (the “Initial Term”), unless terminated earlier pursuant to the terms of the Agreement. Upon expiration of the Initial Term of the Employment, the Employment shall be automatically extended for successive periods of 12 months each (each, an “Extension Period”) unless either party shall have given 60 days advance written notice to the other party, in the manner set forth in Section 19 below, prior to the end of the Extension Period in question, that the term of this Agreement that is in effect at the time such written notice is given is not to be extended or further extended, as the case may be (the period during which this Agreement is effective being referred to hereafter as the “Term”).

3.	POSITION AND DUTIES

(a)	During the Term, the Executive shall serve as _______________ of the Company or in such other position or positions with a level of duties and responsibilities consistent with the foregoing with the Company and/or its subsidiaries and affiliated entities as the board of directors of the Company (the “Board”) may specify from time to time and shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which the Executive serves hereunder and as assigned by the Board, or with the Board’s authorization, by the Company’s Chief Executive Officer.

(b)	The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any subsidiaries or affiliated entities of the Company (collectively, the “Group”) and as a member of any committees of the board of directors of any such entity, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided to any other director of any member of the Group.

(c)	The Executive agrees to devote all of his/her working time and efforts to the performance of his/her duties for the Company and to faithfully and diligently serve the Company in accordance with the Agreement and the guidelines, policies and procedures of the Company approved from time to time by the Board.

4.	NO BREACH OF CONTRACT

The Executive hereby represents to the Company that: (i) the execution and delivery of the Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound, except that the Executive does not make any representation with respect to agreements required to be entered into by and between the Executive and any member of the Group pursuant to the applicable law of the jurisdiction in which the Executive is based, if any; (ii) that the Executive is not in possession of any information (including, without limitation, confidential information and trade secrets) the knowledge of which would prevent the Executive from freely entering into the Agreement and carrying out his/her duties hereunder; and (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement with any person or entity other than any member of the Group.

5.	LOCATION

The Executive will be based in _______________ or any other location as requested by the Company during the Term.

6.	COMPENSATION AND BENEFITS

Cash Compensation. As compensation for the performance by the Executive of his/her obligations hereunder, during the Term, the Company shall pay the Executive cash compensation (inclusive of the statutory benefit contributions that the Company is required to set aside for the Executive under applicable law), subject to annual review and adjustment by the Board or any committee designated by the Board. It is hereby acknowledged the cash compensation has included any salary payable by the Company under any separate employment agreement entered into between the Executive and any affiliated entity of the Company.

7.	TERMINATION OF THE AGREEMENT

The Employment may be terminated as follows:

(a)	Death. The Employment shall terminate upon the Executive’s death.

(b)	Disability. The Employment shall terminate if the Executive has a disability, including any physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his/her position at the Company, even with reasonable accommodation that does not impose an undue burden on the Company, for more than 180 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period shall apply.

(c)	Cause. The Company may terminate the Executive’s employment hereunder for Cause. The occurrence of any of the following, as reasonably determined by the Company, shall be a reason for Cause, provided that, if the Company determines that the circumstances constituting Cause are curable, then such circumstances shall not constitute Cause unless and until the Executive has been informed by the Company of the existence of Cause and given an opportunity of ten business days to cure, and such Cause remains uncured at the end of such ten-day period:

(1)	continued failure by the Executive to satisfactorily perform his/her duties;

(2)	willful misconduct or gross negligence by the Executive in the performance of his/her duties hereunder, including insubordination;

(3)	the Executive’s conviction or entry of a guilty or nolo contendere plea of any felony or any misdemeanor involving moral turpitude;

(4)	the Executive’s commission of any act involving dishonesty that results in material financial, reputational or other harm, monetary or otherwise, to any member of the Group, including but not limited to an act constituting misappropriation or embezzlement of the property of any member of the Group as determined in good faith by the Board; or

(5)	any material breach by the Executive of this Agreement.

(d)	Good Reason. The Executive may terminate his/her employment hereunder for “Good Reason” upon the occurrence, without the written consent of the Executive, of an event constituting a material breach of this Agreement by the Company that has not been fully cured within ten business days after written notice thereof has been given by the Executive to the Company setting forth in sufficient detail the conduct or activities the Executive believes constitute grounds for Good Reason, including but not limited to: the failure by the Company to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within twenty business days of the date such compensation is due.

(e)	Without Cause by the Company; Without Good Reason by the Executive. The Company may terminate the Executive’s employment hereunder at any time without Cause upon 60-day prior written notice to the Executive. The Executive may terminate the Executive’s employment voluntarily for any reason or no reason at any time by giving 60-day prior written notice to the Company.

(f)	Notice of Termination. Any termination of the Executive’s employment under the Agreement shall be communicated by written notice of termination (“Notice of Termination”) from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of the Agreement relied upon in effecting the termination.

(g)	Date of Termination. The “Date of Termination” shall mean (i) the date specified in the Notice of Termination, or (ii) if the Executive’s employment is terminated by the Executive’s death, the date of his/her death.

(h)	Compensation upon Termination.

(1)	Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Company shall have no further obligations to the Executive under this Agreement and the Executive’s benefits shall be determined under the Company’s retirement, insurance and other benefit and compensation plans or programs then in effect in accordance with the terms of such plans and programs.

(2)	By Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason, the Company shall (i) continue to pay and otherwise provide to the Executive, during any notice period, all compensation, base salary and previously earned but unpaid incentive compensation, if any, and shall continue to allow the Executive to participate in any benefit plans in accordance with the terms of such plans during such notice period; and (ii) pay to the Executive, in lieu of benefits under any severance plan or policy of the Company, any such amount as may be agreed between the Company and the Executive.

(3)	By Company for Cause or by the Executive other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive other than for Good Reason, the Company shall pay the Executive his/her base salary at the rate in effect at the time Notice of Termination is given through the Date of Termination, and the Company shall have no additional obligations to the Executive under this Agreement.

(i)	Return of Company Property. The Executive agrees that following the termination of the Executive’s employment for any reason, or at any time prior to the Executive’s termination upon the request of the Company, he/she shall return all property of the Group that is then in or thereafter comes into his/her possession, including, but not limited to, any Confidential Information (as defined below) or Intellectual Property (as defined below), or any other documents, contracts, agreements, plans, photographs, projections, books, notes, records, electronically stored data and all copies, excerpts or summaries of the foregoing, as well as any automobile or other materials or equipment supplied by the Group to the Executive, if any.

(j)	Requirement for a Release. Notwithstanding the foregoing, the Company’s obligations to pay or provide any benefits shall (1) cease as of the date the Executive breaches any of the provisions of Sections 8, 9 and 11 hereof, and (2) be conditioned on the Executive signing the Company’s customary release of claims in favor of the Group and the expiration of any revocation period provided for in such release.

8.	CONFIDENTIALITY AND NONDISCLOSURE

(a)	Confidentiality and Non-Disclosure.

(1)	The Executive acknowledges and agrees that: (A) the Executive holds a position of trust and confidence with the Company and that his/her employment by the Company will require that the Executive have access to and knowledge of valuable and sensitive information, material, and devices relating to the Company and/or its business, activities, products, services, customers and vendors, including, but not limited to, the following, regardless of the form in which the same is accessed, maintained or stored: the identity of the Company’s actual and prospective customers and, as applicable, their representatives; prior, current or future research or development activities of the Company; the products and services provided or offered by the Company to customers or potential customers and the manner in which such services are performed or to be performed; the product and/or service needs of actual or prospective customers; pricing and cost information; information concerning the development, engineering, design, specifications, acquisition or disposition of products and/or services of the Company; user base personal data, programs, software and source codes, licensing information, personnel information, advertising client information, vendor information, marketing plans and techniques, forecasts, and other trade secrets (“Confidential Information”); and (B) the direct and indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company’s business.

(2)	During the Term and at all times thereafter, the Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, consultant, principal or agent of any business, or in any other capacity, publish or make known, disclose, furnish, reproduce, make available, or utilize any of the Confidential Information without the prior express written approval of the Company, other than in the proper performance of the duties contemplated herein, unless and until such Confidential Information is or shall become general public knowledge through no fault of the Executive.

(3)	In the event that the Executive is required by law to disclose any Confidential Information, the Executive agrees to give the Company prompt advance written notice thereof and to provide the Company with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure.

(4)	The failure to mark any Confidential Information as confidential shall not affect its status as Confidential Information under this Agreement.

(b)	Third Party Information in the Executive’s Possession. The Executive agrees that he/she shall not, during the Term, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement or duty to keep in confidence information acquired by Executive, if any, or (ii) bring into the premises of Company any document or confidential or proprietary information belonging to such former employer, person or entity unless consented to in writing by such former employer, person or entity. The Executive will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of litigation, arising out of or in connection with any violation of the foregoing.

(c)	Third Party Information in the Company’s Possession. The Executive recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Company and such third parties, during the Term and thereafter, a duty to hold all such confidential or proprietary information in strict confidence and not to disclose such information to any person or firm, or otherwise use such information, in a manner inconsistent with the limited purposes permitted by the Company’s agreement with such third party.

This Section 8 shall survive the termination of the Agreement for any reason. In the event the Executive breaches this Section 8, the Company shall have right to seek remedies permissible under applicable law.

9.	INTELLECTUAL PROPERTY

(a)	Assignment of Intellectual Property. The Executive hereby assigns to the Company or its designees, without further consideration and free and clear of any lien or encumbrance, the Executive’s entire right, title and interest (within the United States and all foreign jurisdictions) to any and all inventions, discoveries, improvements, developments, works of authorship, concepts, ideas, plans, specifications, software, formulas, databases, designees, processes and contributions to Confidential Information created, conceived, developed or reduced to practice by the Executive (alone or with others) during the Term which (i) are related to the Company’s current or anticipated business, activities, products, or services, (ii) result from any work performed by Executive for the Company, or (iii) are created, conceived, developed or reduced to practice with the use of Company property, including any and all Intellectual Property Rights (as defined below) therein (“Work Product”). Any Work Product which falls within the definition of “work made for hire”, as such term is defined in the U.S. Copyright Act, shall be considered a “work made for hire”, the copyright in which vests initially and exclusively in the Company. The Executive waives any rights to be attributed as the author of any Work Product and any “droit morale” (moral rights) in Work Product. The Executive agrees to immediately disclose to the Company all Work Product. For purposes of this Agreement, “Intellectual Property” shall mean any patent, copyright, trademark or service mark, trade secret, or any other proprietary rights protection legally available.

(b)

Patent and Copyright Registration. The Executive agrees to execute and deliver any instruments or documents and to do all other things reasonably requested by the Company in order to more fully vest the Company with all ownership rights in the Work Product. If any Work Product is deemed by the Company to be patentable or otherwise registrable, the Executive shall assist the Company (at the Company’s expense) in obtaining letters of patent or other applicable registration therein and shall execute all documents and do all things, including testifying (at the Company’s expense) as necessary or appropriate to apply for, prosecute, obtain, or enforce any Intellectual Property right relating to any Work Product. Should the Company be unable to secure the Executive’s signature on any document deemed necessary to accomplish the foregoing, whether due to the Executive’s disability or other reason, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as the Executive’s agent and attorney-in-fact to act for and on the Executive’s behalf and stead to take any of the actions required of Executive under the previous sentence, with the same effect as if executed and delivered by the Executive, such appointment being coupled with an interest.

This Section 9 shall survive the termination of the Agreement for any reason. In the event the Executive breaches this Section 9, the Company shall have right to seek remedies permissible under applicable law.

10.	CONFLICTING EMPLOYMENT

The Executive hereby agrees that, during the Term, he/she will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the Term, nor will the Executive engage in any other activities that conflict with his/her obligations to the Company without the prior written consent of the Company.

11.	NON-COMPETITION AND NON-SOLICITATION

(a)	Non-Competition. In consideration of the compensation provided to the Executive by the Company hereunder, the adequacy of which is hereby acknowledged by the parties hereto, the Executive agree that during the Term and for a period of one year following the termination of the Employment for whatever reason, the Executive shall not engage in Competition (as defined below) with the Group. For purposes of this Agreement, “Competition” by the Executive shall mean the Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting the Executive’s name to be used in connection with the activities of, any other business or organization which competes, directly or indirectly, with the Group in the Business; provided, however, it shall not be a violation of this Section 11(a) for the Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a publicly traded corporation in Competition with the Group, provided that the Executive does not otherwise participate in the business of such corporation.

For purposes of this Agreement, “Business” means aesthetic medical services, and any other business which the Group engages in, or is preparing to become engaged in, during the Term.

(b)	Non-Solicitation; Non-Interference. During the Term and for a period of one year following the termination of the Executive’s employment for any reason, the Executive agrees that he/she will not, directly or indirectly, for the Executive’s benefit or for the benefit of any other person or entity, do any of the following:

(1)	approach the suppliers, clients, direct or end customers or contacts or other persons or entities introduced to the Executive in his/her capacity as a representative of the Group for the purpose of doing business of the same or of a similar nature to the Business or doing business that will harm the business relationships of the Group with the foregoing persons or entities;

(2)	assume employment with or provide services to any competitors of the Group, or engage, whether as principal, partner, licensor or otherwise, any of the Group’s competitors, without the Group’s express consent; or

(3)	seek, directly or indirectly, to solicit the services of, or hire or engage, any person who is known to be employed or engaged by the Group; or

(4)	otherwise interfere with the business or accounts of the Group.

(c)	Injunctive Relief; Indemnity of Company. The Executive agrees that any breach or threatened breach of subsections (a) and (b) of this Section 11 would result in irreparable injury and damage to the Company for which an award of money to the Company would not be an adequate remedy. The Executive therefore also agrees that in the event of said breach or any reasonable threat of breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this Agreement and the recovery of damages. The Executive and the Company further agree that the provisions of this Section 11 are reasonable. The Executive agrees to indemnify and hold harmless the Company from and against all reasonable expenses (including reasonable fees and disbursements of counsel) which may be incurred by the Company in connection with, or arising out of, any violation of this Agreement by the Executive. This Section 11 shall survive the termination of the Agreement for any reason.

12.	WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to the Agreement such national, state, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

13.	ASSIGNMENT

The Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer the Agreement or any rights or obligations hereunder; provided, however, that the Company may assign or transfer the Agreement or any rights or obligations hereunder to any member of the Group without such consent. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate. The Company will require any and all successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Company had terminated the Executive’s employment other than for Cause, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Section, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

14.	SEVERABILITY

If any provision of the Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of the Agreement are declared to be severable.

15.	ENTIRE AGREEMENT

The Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The Executive acknowledges that he/she has not entered into the Agreement in reliance upon any representation, warranty or undertaking which is not set forth in the Agreement.

16.	GOVERNING LAW

The Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, U.S.A., without giving effect to conflicts of law provisions thereof.

17.	AMENDMENT

The Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to the Agreement, which agreement is executed by both of the parties hereto.

18.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under the Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

19.	NOTICES

All notices, requests, demands and other communications required or permitted under the Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party; or (iv) sent by e-mail with confirmation of receipt.

20.	COUNTERPARTS

The Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. The Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

21.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that the Agreement is a legally binding contract and acknowledges that such party has had the opportunity to consult with legal counsel of choice. In any construction of the terms of the Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

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IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first written above.

COMPANY:	Adlai Nortye Ltd.

a Cayman Islands exempted company

By:
Name:
Title:

EXECUTIVE:
Name: